CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 26, 2024, relating to the financial statements and financial highlights of Cutler Equity Fund, a series of The Cutler Trust, for the year ended June 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers to the Fund” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 24, 2024

C O H E N & C O M P A N Y , L T D . 800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board